UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 4, 2012

Toll Brothers, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-09186	23-2416878
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Gibraltar Road, Horsham, PA		19044
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (215) 938-8000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Purchase Agreement

On September 4, 2012, Toll Brothers, Inc. (the “Company”), as guarantor, and Toll Brothers Finance Corp. (“Toll Brothers Finance”), an indirect, wholly-owned subsidiary of the Company, as issuer, entered into a Purchase Agreement (the “Purchase Agreement”) under which Toll Brothers Finance agreed to sell $250 million aggregate principal amount of its 0.50% Exchangeable Senior Notes due 2032 (the “Notes”) (plus up to an additional $37.5 million aggregate principal amount at the initial purchasers' option) to the several initial purchasers named therein (the “Initial Purchasers”). The Notes will be guaranteed on a senior unsecured basis, jointly and severally, by the Company and each subsidiary of the Company that guarantees the revolving credit facility of First Huntingdon Finance Corp., an indirect, 100% owned subsidiary of the Company. The Notes will be exchangeable into shares of common stock of the Company. The Notes are expected to be issued on September 11, 2012.

The Company intends to use the net proceeds of the offering for general corporate purposes.

The Purchase Agreement contains customary representations, warranties, conditions to closing, indemnification rights and obligations of the parties.

ITEM 3.02 UNREGISTERED SALE OF EQUITY SECURITIES

As discussed under Item 1.01 above, on September 4, 2012 the Company and Toll Brothers Finance entered into a Purchase Agreement for the sale of $250 million aggregate principal amount of Toll Brothers Finance's 0.50% Exchangeable Senior Notes due 2032 (plus up to an additional $37.5 million aggregate principal amount at the Initial Purchasers' option). Toll Brothers Finance estimates that the net proceeds from the offering, after deducting initial purchasers' discounts and estimated offering expenses, will be approximately $245,025,000. The issue price is 100.0% of the principal amount of the Notes. The Notes are being sold in a private placement only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes will be exchangeable into shares of the Company's common stock at an initial exchange rate of 20.3749 shares per $1,000 principal amount of Notes, corresponding to an initial exchange price of approximately $49.08 per share of the Company's common stock, which is equivalent to a 50.0% exchange premium based on the closing price of $32.72 per share of the Company's common stock on the New York Stock Exchange on September 4, 2012. Following certain corporate transactions that occur on or prior to December 15, 2017, the exchange rate will, in certain circumstances and for a limited period of time, be increased for a holder that elects to exchange its Notes in connection with such a corporate transaction. In no event will the exchange rate be equal to more than 30.5623 shares per $1,000 principal amount of Notes (subject to adjustment).

ITEM 8.01. OTHER EVENTS.

On September 4, 2012, the Company issued a press release relating to a private offering by Toll Brothers Finance to “qualified institutional buyers” (as defined under Rule 144A under the Securities Act) in accordance with Rule 144A, of $250 million in aggregate principal amount (plus up to an additional $37.5 million aggregate principal amount at the Initial Purchasers' option) of Exchangeable Senior Notes due 2032. The Notes will be exchangeable into shares of common stock of the Company.

On September 5, 2012, the Company announced the pricing of the offering of $250 million in aggregate principal amount (plus up to an additional $37.5 million aggregate principal amount at the Initial Purchasers' option) of 0.50% Exchangeable Senior Notes due 2032 of Toll Brothers Finance, its indirect, wholly-owned subsidiary.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d). Exhibits

The following Exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit
No.                Item

99.1*	Press release of Toll Brothers, Inc. dated September 4, 2012.

99.2*	Press release of Toll Brothers, Inc. dated September 5, 2012.

* Filed electronically herewith

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOLL BROTHERS, INC.

Dated:	September 7, 2012	By:	Joseph R. Sicree
Joseph R. Sicree
Senior Vice President,
Chief Accounting Officer

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